Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATIONS, POWERS,
PREFERENCES AND RIGHTS
OF
5.50% FIXED-RATE NON-CUMULATIVE
PERPETUAL PREFERRED
STOCK, SERIES A
($25.00 liquidation preference per share)

OF

DIME COMMUNITY BANCSHARES, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

The undersigned, Patricia M. Schaubeck, Executive Vice President and General Counsel of Dime Community Bancshares, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, in accordance with Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, the Pricing Committee of the Board of Directors of the Corporation has adopted the following resolutions to amend the Certificate of Designations, Powers, Preferences and Rights authorizing the 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A of the Corporation:

RESOLVED, that, pursuant to authority expressly granted and vested in the Pricing Committee of the Board of Directors of the Corporation under its Certificate of Incorporation, as amended, the total number of authorized shares of the Corporation’s preferred stock, par value $0.01 per share, designated as “5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”) pursuant to Section 1 of that certain Certificate of Designations, Powers, Preferences and Rights filed by the Corporation with the Delaware Secretary of State on February 4, 2020 (the “Series A Certificate of Designations”), be, and it hereby is, increased from 2,999,200 to 5,299,200 shares; and

RESOLVED FURTHER, that the Corporation shall not redeem the Series A Preferred Stock, in whole or in part pursuant to Section 6(b) of the Series A Certificate of Designations, until after June 15, 2025, and any such redemption remains subject to the approvals required by Section 6(g) of the Series A Certificate of Designations.

This Certificate of Amendment to Certificate of Designations, Powers, Preferences and Rights has been duly adopted by the Pricing Committee of the Board of Directors of the Corporation in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

[Signature Page to follow]

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set her hand as of this 9th day of June, 2020.

DIME COMMUNITY BANCSHARES, INC.

By:	/s/ Patricia M. Schaubeck
Name: Patricia M. Schaubeck
Title: Executive Vice President and General Counsel